Exhibit 99.1


               AVANT Reports First Quarter 2005 Financial Results



    NEEDHAM, Mass.--(BUSINESS WIRE)--May 5, 2005--AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) today reported financial results for the first quarter ended March 31, 2005. The Company reported a net loss of $4.9 million, or $0.07 per share, for the first quarter of 2005 compared to a net loss of $1.9 million, or $0.03 per share, for the first quarter of 2004. The increase in net loss between periods primarily reflects a decrease in product development and licensing revenues combined with an increase in operating expenses. At March 31, 2005, AVANT reported cash and cash equivalents of $27.3 million.
    Revenues for the first quarter of 2005 were $970,522 compared with revenues of $3 million for the first quarter of 2004. The decrease in revenues reflects one-time recognition in 2004 of $1 million in revenue from DynPort Vaccine Company LLC (DVC) for rPA clinical materials and an upfront license fee of $1 million from AdProTech, Ltd, together with a decrease in government contract revenues from DVC in 2005 compared to 2004. Increased operating expenses were primarily a result of an increase in research and development expenses due to an increase in TP10 contract manufacturing costs incurred for process development and scale-up work and operating expenses of the Fall River manufacturing facility. The increase in operating expenses further resulted from an increase in general and administrative expenses primarily due to increases in personnel-related expenses and professional services and consultancy costs. AVANT had higher investment income in 2005 primarily reflecting higher interest rates between periods.
    Una S. Ryan, Ph.D., AVANT's President and Chief Executive Officer, said, "These financial results were consistent with our expectations. We are pleased with the progress of our programs during the first quarter of 2005."

    --  We were delighted to announce that our partner GlaxoSmithKline
        (GSK) had filed in late 2004 for market approval of Rotarix(R) with the European regulatory authorities, triggering a $2 million milestone payment received by AVANT in January and recognized as revenue in 2004.

    -- Also in January, GSK announced the launch of Rotarix(R) in Mexico, representing the first step in a series of global product launches to begin this year.

    -- During the quarter, we received subcontract modifications from DVC, which incorporated a portion of the Fiscal 2004 Defense Bill Appropriations, increasing our contracted funding by $2.4 million. Contracted funding for our oral, combination anthrax/plague vaccine program now exceeds $7 million. Total government funding commitments approximate $10 million to cover vaccine development through preclinical testing.

    -- Finally, we have completed the construction of our Fall River vaccine manufacturing facility and have begun the validation process. This facility will produce AVANT's single dose, oral vaccines incorporating our VitriLife(R) technology.

    Marketed Programs

    Addressing a worldwide market opportunity estimated by GSK at $1.8 billion, GSK has filed for market approval of Rotarix(R) in more than 30 countries worldwide as well as with the European regulatory authorities. AVANT expects royalty revenues from Rotarix(R) sales to begin in the second quarter of 2005.

    Clinical Development Programs

    Because of slow enrollment in our Phase IIb study of TP10 in women undergoing cardiac bypass surgery, we have added new study sites and taken other steps to increase enrollment. As a result, we now expect to complete this trial around year-end 2005 or early 2006. The aim of the trial is to augment the safety data for TP10 and further define its effect in women before advancing to a Phase III study. AVANT is seeking to partner the TP10 program prior to starting a Phase III trial.
    With respect to our CETi program, in preclinical studies we have identified a new adjuvanted formulation for the vaccine that elicits more than a 10-fold increase in anti-CETP antibody titers when compared to the current CETi-1 vaccine. We have contracted for the production of GMP peptide for the newly formulated vaccine. AVANT is seeking a development partner for this program.
    In 2005, AVANT expects to report two additional achievements. First, our partner, the International Vaccine Institute (IVI), should announce results in mid-year of the pediatric portion of the Phase II trial of AVANT's oral cholera vaccine ongoing in Bangladesh where cholera is endemic. Second, the National Institutes of Health (NIH) should initiate a Phase I/II clinical trial in approximately 50 subjects aimed at demonstrating the safety and immunogenicity of AVANT's typhoid fever vaccine, Ty800, at an NIH-funded clinical site.

    Webcast and Conference Call

    Dr. Ryan and Mr. Catlin will host a conference call at 11:00 AM EDT on Thursday, May 5, 2005 to discuss AVANT's First Quarter 2005 financial results. To access the conference call, dial 866-800-8651 (within the United States), or 617-614-2704 (if calling from outside the U.S.). The passcode for participants is 76986438. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D. number is 79116443.
    A live webcast of the conference call, together with this press release, can be accessed through the company's web site www.avantimmune.com in the Investor Information section. In order to access the webcast, your PC must have a sound card, speakers and Windows Media Player software. It is recommended that you configure your PC in advance of the webcast as the software download and installation can take several minutes. In addition, the call and webcast will be archived and can be accessed through the same link. Additionally, a copy of this press release is available by contacting Investor Relations at (781) 433-0771.

    About AVANT

    AVANT Immunotherapeutics, Inc. discovers, develops and sells innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. The company has developed a broad, well-staged pipeline of vaccines and therapeutics for large, high-value, under-served markets. Three of AVANT's products are marketed, including two food safety vaccines and an oral human rotavirus vaccine, which gained its first marketing approval in Mexico in July 2004. Six of AVANT's products are in clinical development, including a treatment to reduce complement-mediated tissue damage associated with cardiac bypass surgery and a novel vaccine for cholesterol management. AVANT has also assembled a technology platform that enables the creation of rapid-protecting, single-dose, oral vaccines that remain stable without refrigeration. The company is developing applications of this vaccine technology in four areas: biodefense, travelers' vaccines, global health needs, and human food safety. Further, AVANT has established a state-of-the-art vaccine manufacturing facility for the implementation of its VitriLife(R) technology and the production of its proprietary vaccines. AVANT's goal is to demonstrate proof-of-concept for its products in the clinic before leveraging further development through both traditional pharmaceutical partnerships and collaborations with governmental and other organizations.

    Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web:
http://www.avantimmune.com.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT's current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other bioterrorism threats or emerging health care threats; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) the volume and profitability of product sales of Megan(R)Vac 1, Megan(R)Egg and other future products; (8) the process of obtaining regulatory approval for the sale of Rotarix(R) in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix(R) by our partner, GlaxoSmithKline; (9) changes in existing and potential relationships with corporate collaborators; (10) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers; (11) the timing, cost and uncertainty of obtaining regulatory approvals to use TP10, CETi-1, CholeraGarde(R) (Peru-15) and Ty800, among other purposes, for adults undergoing cardiac surgery, to raise serum HDL cholesterol levels and to protect travelers and people in endemic regions from diarrhea causing diseases, respectively; (12) the ability to obtain substantial additional funding; (13) the ability to develop and commercialize products before competitors; (14) the ability to retain certain members of management; and (15) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.


                    AVANT IMMUNOTHERAPEUTICS, INC.

 CONSOLIDATED STATEMENT                             Quarter
 OF OPERATIONS DATA                              Ended March 31,
---------------------------------------------------------------------
                                              2005            2004
                                                  (Unaudited)
 OPERATING REVENUE
 Product Development
    and Licensing Agreements                 $71,457      $2,124,419
 Government Contract Revenue                 866,087         879,908
 Product Royalties                            33,008          26,370
---------------------------------------------------------------------

 Total Operating Revenue                     970,552       3,030,697
---------------------------------------------------------------------

 OPERATING EXPENSE
 Research and Development                  4,030,618       3,453,200
 General and Administrative                1,710,784       1,292,135
 Amortization of Acquired Intangible
  Assets                                     248,778         248,778
---------------------------------------------------------------------

 Total Operating Expense                   5,990,180       4,994,113
---------------------------------------------------------------------

 Operating Loss                           (5,019,628)     (1,963,416)

 Investment Income, Net                      151,129          54,002
---------------------------------------------------------------------

 Net Loss                                $(4,868,499)    $(1,909,414)
---------------------------------------------------------------------

 Basic and Diluted Net Loss per
    Common Share                              $(0.07)         $(0.03)
---------------------------------------------------------------------
 Weighted Average Common
    Shares Outstanding                    74,231,999      69,169,571
---------------------------------------------------------------------



 CONDENSED CONSOLIDATED
 BALANCE SHEETS                           March 31,     December 31,
---------------------------------------------------------------------
                                            2005            2004
                                         (Unaudited)
 ASSETS
 Cash and Cash Equivalents               $27,309,120     $31,741,494
 Other Current Assets                      1,585,196       2,798,266
 Property and Equipment, net               4,430,436       4,164,292
 Intangible and Other Assets, net          6,849,692       7,099,470
                                      --------------- ---------------
    Total Assets                         $40,174,444     $45,803,522
                                      =============== ===============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities                      $4,597,834      $5,450,948
 Long-Term Liabilities                    $1,914,001       1,944,948
 Stockholders' Equity                     33,662,609      38,407,626
                                      --------------- ---------------
    Total Liabilities and
     Stockholders' Equity                $40,174,444     $45,803,522
                                      =============== ===============




    CONTACT: AVANT Immunotherapeutics, Inc.
             Una S. Ryan, Ph.D., 781-433-0771
             President and CEO
             or
             AVANT Immunotherapeutics, Inc.
             Avery W. Catlin, 781-433-0771
             Chief Financial Officer
             info@avantimmune.com
             or
             Kureczka/Martin Associates
             Joan Kureczka, 415-821-2413
             jkureczka@comcast.net